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                                                                    Exhibit 99.2


Aspect Development Completes Acquisition of CADIS

MOUNTAIN VIEW, Calif., Dec. 1 -- Aspect Development, Inc., the worldwide leader in component and supplier management (CSM) solutions, today announced the completion of its acquisition of privately-held CADIS, Inc., based in Boulder Colorado. CADIS has been a leading contender in the CSM market, with strengths in web publishing and industrial manufacturing solutions. Together, the merged companies are poised to dramatically expand the size and growth rate of the component and supplier management market.

Under the terms of the transaction, Aspect exchanged approximately 1.5 million shares of Aspect Common Stock for all outstanding shares in CADIS in a pooled interest transaction that was approved by CADIS shareholders. Beginning in the fourth quarter of 1997, Aspect will restate its historical financial statements to account for the combined results of Aspect and CADIS. Aspect intends to maintain a Boulder facility for many of the new employees from the merger.

Commenting on the acquisition, Romesh Wadhwani, Aspect chairman and CEO, said, "Not only does this acquisition strengthen our business, it expands the overall market for component and supplier management. Our focus will continue to be on growing this market, and making sure that every senior manufacturing executive is aware of the enormous cost-savings and efficiencies that a CSM system delivers."

Component and Supplier Management Powerhouse

As competitors, the two companies developed opposing strengths that can now be joined into what one leading industry analyst has called a "Component Supplier Management Powerhouse." Aspect now offers customers a full suite of award winning industry-standard products-including Explore, Aspect's enterprise component and supplier management (CSM) software for large buying organizations, as well as Krakatoa, CADIS' Web cataloging software for sellers and product publishers.

In addition, Aspect customers will now benefit from CADIS' expertise in the mechanical CSM market as well as Aspect's expertise in the electronic CSM market. The joined development team will continue to develop, enhance and support the combined product offerings.

CADIS' relationship with various data partners spanning various commodity types-MRO goods, office products, industrial equipment, mechanical CAD drawings-will augment Aspect's

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subscription data business. CADIS' expertise in managing customers' legacy data will also be used in the combined company.

According to the Gartner Group, "The Aspect and CADIS merger will leverage a number of synergies between them. CADIS' Krakatoa Web cataloging software fills a supplier-centric technology void in the Aspect product line and gives it a stronger competitive footing to pursue the supply-side of the component supplier management (CSM) market."

Expertise of Combined Workforce to Expand CSM Market

The combined Aspect and CADIS workforce includes over 500 employees. Of the 500 employees, there are now 100 people working in the consulting division with deep domain expertise in CSM legacy data and business process services. These employees are already providing CSM solutions to 125 of the world's leading manufacturers-spanning high tech, aerospace and defense, industrial, automotive, consumer and process manufacturing customers. Analysts expect that number to grow rapidly in the coming years.

"This is an interesting acquisition since it results in a hot market with only one player. In this case, we believe that the business case for CSM is so compelling and the market demand is so high that Aspect should be able to continue or even accelerate its growth," reported Advanced Manufacturing Research.

About the Companies

Aspect Development, Inc., the leading worldwide provider of component and supplier management (CSM) solutions, develops, markets and supports enterprise client/server software and reference data products that enable manufacturers to improve product development and business processes through CSM. Aspect's corporate headquarters are in Mountain View, Calif. For more information on Aspect's complete line of CSM products and services, contact Aspect at (800) 941-1046, via electronic mail at info@aspectdv.com or via the Web at www.aspectdv.com.

Founded in 1991, CADIS is a leader in commodity and supplier management solutions, providing large manufacturing companies rapid, parametric access to both internal commodity data and external preferred supplier data through the web. In addition, data aggregators and suppliers are using CADIS' Krakatoa web technology to give manufacturers instant access to their specialized online databases. For more information, contact CADIS at 303-440-4363, 5700 Flatiron Parkway, Boulder, CO, 80301 or visit the company web site at www.cadis.com.

This press release contains forward-looking statements that involve risks and uncertainties. The success of Aspect Development may differ from the results discussed or forecasted in the forward-looking statements due to factors that include, but are not limited to, risks associated with potential difficulties or delays in the integration of existing products and technologies or development of new products and technologies, challenges associated with growth, the risk of loss of key personnel, diversion of management attention from other business

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concerns, and risks of entering new markets, including the risk of variations in quarterly operating results due to the timing of significant orders and other factors, significant current and expected additional competition and the need to continue to expand product distribution, particularly internationally. Further information on potential factors that could affect the financial results of Aspect are included in the company's Form 10-K for the year ended December 31, 1996, which are on file with the Securities and Exchange Commission, as well as subsequent Quarterly Reports on Form 10-Q.

Aspect Explore-CIS, Explore Enterprise, AspectOnline, and Aspect VIP are trademarks of Aspect Development, Inc. CADIS and Krakatoa are registered trademarks of CADIS, Inc. CADIS Commodity and Supplier Management and Web Catalog Publisher are trademarks of CADIS, Inc. Other trademarks used throughout this document are trademarks of their respective holders.